EXHIBIT 3.1

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

DIGITAL DOMAIN HOLDINGS CORPORATION

Pursuant to the provisions of Sections 607.1003 and 607.1007 of the Florida Business Corporation Act (the “FBCA”), the Articles of Incorporation of Digital Domain Holdings Corporation, a corporation organized and existing under the laws of the State of Florida (the “Corporation”), whose Articles of Incorporation were originally filed with the Florida Department of State on January 7, 2009 and subsequently amended and restated in their entirety on October 1, 2010, are hereby amended and restated in their entirety. On November 24, 2010, the Amended and Restated Articles of Incorporation were duly adopted by the Corporation’s board of directors and approved by shareholders of the Corporation holding a sufficient number of votes to approve the same, as follows:

ARTICLE I
NAME

The name of the corporation is Digital Domain Holdings Corporation.

ARTICLE II
PRINCIPAL OFFICE AND MAILING ADDRESS

The principal office and mailing address of the Corporation is 10521 SW Village Center Drive, Suite 201, Port St. Lucie, Florida 34987.

ARTICLE III
CORPORATE PURPOSE

This Corporation is organized for the purpose of transacting any and all lawful business permitted under the laws of the United States and the State of Florida.

ARTICLE IV
CAPITAL STOCK

The aggregate number of shares of all classes of capital stock that the Corporation is authorized to issue is One Hundred Twenty-Five Million (125,000,000) shares, consisting of (i) One Hundred Million (100,000,000) shares of common stock, $0.01 par value per share (the “Common Stock”), and (ii) Twenty-Five Million (25,000,000) shares of preferred stock, $0.01 par value per share (the “Preferred Stock”). One Hundred Thousand (100,000) shares of the Preferred Stock have been designated Series A Preferred Stock. Article IV hereof contains a description of the Preferred Stock and a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof, of the Series A Preferred Stock.

Common Stock

Section 1. General. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights of the holders of the Preferred Stock.

Section 2. Voting Rights. Each holder of record of Common Stock shall be entitled to one vote for each share of Common Stock standing in such holder’s name on the books of the Corporation. Except as otherwise required by law or Article IV of these Amended and Restated Articles of Incorporation or any agreement to which the Corporation and its shareholders may be party, the holders of Common Stock and the holders of Preferred Stock shall vote together as a single class on all matters submitted to shareholders for a vote (including any action by written consent).

Section 3. Dividends. Subject to provisions of law and Article IV of these Amended and Restated Articles of Incorporation, the holders of Common Stock shall be entitled to receive dividends out of funds legally available therefor at such times and in such amounts as the Board of Directors may determine in its sole discretion.

Section 4. Liquidation. Subject to provisions of law and Article IV of these Amended and Restated Articles of Incorporation, upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, after the payment or provisions for payment of all debts and liabilities of the Corporation and all preferential amounts to which the holders of the Preferred Stock are entitled with respect to the distribution of assets in liquidation, the holders of Common Stock shall be entitled to the remaining assets of the Corporation available for distribution.

Preferred Stock

Section 1.            Designation and Amount. The series of Preferred Stock designated and known as the “Series A Preferred Stock” shall have a par value of $0.01 per share and the number of shares constituting the Series A Preferred Stock shall be One Hundred Thousand (100,000) shares.

Section 2.            Rank. The Series A Preferred Stock shall rank, in each case as to distributions of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary (all such distributions being referred to collectively as “Distributions”): (i) prior to all of the Corporation’s Common Stock, and (ii) prior to any other class or series of capital stock of the Corporation hereafter created, unless with any required approval or consent pursuant to Section 6, such other class or series of capital stock of the Corporation, by its terms, ranks on parity with or senior to the Series A Preferred Stock.

Section 3.            Dividends. No dividends shall be paid on any share of Common Stock or any other class or series of capital stock of the Corporation that, by its terms, ranks on parity with or junior to the Series A Preferred Stock unless a dividend is paid with respect to all outstanding shares of Series A Preferred Stock in an amount for each such share equal to the aggregate amount of such dividends for all shares of Common Stock into which such share of Series A Preferred Stock could then be converted.

Section 4.            Liquidation Preference.

(a)   General. In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of Series A Preferred Stock shall be entitled to receive, prior to any holders of Common Stock or other class or series of Corporation Preferred Stock ranking junior to the Series A Preferred Stock, and concurrently on a ratable basis (in proportion to the respective preferential amounts payable to all subject holders) with the holders of any outstanding Parity Securities, an amount equal to the greater of (1) the aggregate amount payable to all shares of Common Stock into which the shares of Series A Preferred Stock held by such holder could then be converted or (2) seventy-five percent (75%) of $15,715,000.00, which is the aggregate principal amount funded by the holders of Series A Preferred Stock and their Affiliates (each, a “Investor”) pursuant to the Convertible Notes; provided that the amount payable pursuant to this Section 4(a)(2) shall be one hundred percent (100%) of $15,715,000.00 if the second (2nd) anniversary of the issuance of the Series A Preferred Stock has occurred and (A) a public offering of the Common Stock pursuant to ah effective registration statement under the Securities Act has been consummated and the Corporation’s Market Capitalization is equal to or less than Two Hundred Million Dollars ($200,000,000.00) and (B) the Corporation’s TTM EBITDA is less than Nineteen Million Dollars ($19,000,000.00) (in each case, the “Liquidation Preference”); and after payment to all holders of Series A Preferred Stock of the full such Liquidation Preference, the holders of Series A Preferred Stock shall not be entitled to any further payments in respect of the Series A Preferred Stock. The Liquidation Preference initially shall be $11,786,250.00. For the avoidance of doubt, the Liquidation Preference shall not be reduced by the repayment of any principal or interest under the Convertible Notes. If upon the occurrence of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the assets and funds available to be distributed among the holders of the Series A Preferred Stock and the holders of other shares of capital stock which, by their terms (and with the approval of the holders of not less than a majority of the issued and outstanding shares of Series A Preferred Stock) rank on a parity with the Series A Preferred Stock (the “Parity Securities”) shall be insufficient to permit the payment, to the holders of the Series A Preferred Stock and Parity Securities, of the full preferential amounts due to such holders, then the entire assets and funds of the Corporation legally available for distribution shall be distributed among the holders of the Series A Preferred Stock and Parity Securities on a ratable basis in proportion to the respective preferential amounts payable to such holders, subject, however, to first being distributed to holders of any capital stock senior to the Series A Preferred Stock to the extent permitted hereunder.

(b)        Deemed Liquidation. The (i) sale, conveyance or disposition of all or substantially all of the assets or Common Stock of the Corporation, (ii) consolidation, merger, acquisition, share exchange or other business combination of the Corporation with or into any other company or related companies in which the holders of Common Stock immediately before the transaction own less than 50% of the voting power of the surviving corporation (on a fully diluted basis, giving effect to the maximum number of shares issuable pursuant to options, warrants, convertible securities, earn-out arrangements or other rights to acquire voting stock) immediately after the transaction, (iii) the effectuation by the Corporation of a transaction or series of related transactions in which more than 50% of the voting power of the Corporation is disposed of to a company or group of related companies, or (iv) the acquisition by any third party, who is not a stockholder of the Corporation on the date of the first issuance of Series A Preferred Stock, in a transaction or series of transactions by the same third party (or its Affiliates) of more than 50% of the voting power of securities of the Corporation, in each case, shall be treated as a liquidation, dissolution or winding up within the meaning of this Section 4.

(c)         Termination of Liquidation Preference. Upon a Qualified Public Offering, the Liquidation Preference set forth in Section 4(a)(2) above shall be terminated and, following such Qualified Public Offering, in the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of Series A Preferred Stock shall be entitled to receive an amount per share of Series A Preferred Stock equal to the amount payable to all shares of Common Stock into which such share of Series A Preferred Stock could then be converted.

Section 5.            Conversion Rights.   The outstanding shares of Series A Preferred Stock shall be convertible into Common Stock as follows:

(a)         Optional Conversion.

(i)   At the option of the holder thereof, each share of Series A Preferred Stock may be converted without the payment of additional consideration, at any time or from time to time into fully paid and nonassessable shares of Common Stock as provided herein.

(ii)          Each holder of Series A Preferred Stock who elects to convert the same into shares of Common Stock shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or any transfer agent for the Series A Preferred Stock or Common Stock, and shall give written notice to the Corporation at such office that such holder elects to convert the same and shall state therein the number of shares of Series A Preferred Stock being converted. Thereupon the Corporation shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled upon such conversion. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the certificate or certificates representing the shares of Series A Preferred Stock to be converted, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date. If a conversion election under this Section 5(a)(ii) is made in connection with an underwritten offering of the Corporation’s securities pursuant to the Securities Act, the conversion may, at the option of the holder tendering shares of Series A Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of the Corporation’s securities pursuant to such offering, in which event the holders making such election who are entitled to receive Common Stock upon conversion of their Series A Preferred Stock shall not be deemed to have converted such shares of Series A Preferred Stock until immediately prior to the closing of such sale of the Corporation’s securities in the offering.

(b)           Mandatory Conversion. In the event that holders of a majority of the outstanding shares of Series A Preferred Stock elect to convert all of the outstanding shares of Series A Preferred Stock into fully paid and nonassessable shares of Common Stock as provided, each holder of Series A Preferred Stock shall be required to surrender all certificates representing shares of Series A Preferred Stock within ten (10) days of notice thereof and convert such shares in accordance with Section 5(a) above.

(c)           Conversion Shares. The Series A Preferred Stock shall be convertible into fully paid and nonassessable shares of Common Stock equal to 19.958% of the Common Stock Deemed Outstanding on the date of conversion, taking into account the shares of Common Stock issuable upon such conversion, subject only to dilution for Permitted Dilution Events and less the aggregate number of shares of Common Stock previously issued from time to time as a result of any partial conversion of the Series A Preferred Stock. The calculation of the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock is determined by subtracting the amount of Common Stock Deemed Outstanding from the result of dividing (i) the amount of Common Stock Deemed Outstanding on the date of conversion by (ii) the sum of one (1) minus 19.958%.

The Corporation represents that if the Investor elected to convert all of the shares of Series A Preferred Stock into Shares as of the date hereof, such Series A Preferred Stock would convert into 5,570,564 shares of Common Stock as of the date hereof.

(d)           Adjustments for Other Dividends and Distributions. If at any time or from time to time after the date on which the first share of Series A Preferred Stock is issued by the Corporation (the “Original Issue Date”) the Corporation pays a dividend or makes another distribution to the holders of the Common Stock payable in securities of the Corporation; in each such event, provision shall be made so that the holders of the Series A Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable upon conversion thereof, the amount of securities of the Corporation which they would have received had their Series A Preferred Stock been converted into Common Stock on the date of such event (or such record date, as applicable) and had they thereafter, during the period from the date of such event (or such record date, as applicable) to and including the conversion date, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section 5 with respect to the rights of the holders of the Series A Preferred Stock or with respect to such other securities by their terms.

(e)           Adjustment for Reclassification, Exchange and Substitution. If at any time or from time to time after the Original Issue Date the Common Stock issuable upon the conversion of the Series A Preferred Stock is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than by a stock dividend, reorganization, merger or consolidation provided for in Section 5(c) above), then in any such event each holder of Series A Preferred Stock shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the number of shares of Common Stock into which such shares of Series A Preferred Stock could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.

(f)   Reorganizations, Mergers and Consolidations. If at any time or from time to time after the Original Issue Date there is a reorganization of the Corporation (other than a recapitalization, subdivision, combination, reclassification or exchange of shares provided for in Section 5(d) above) or a merger or consolidation of the Corporation with or into another corporation, then, as a part of such reorganization, merger or consolidation, provision shall be made so that the holders of die Series A Preferred Stock thereafter shall be entitled to receive, upon conversion of the Series A Preferred Stock, the number of shares of stock or other securities or property of the Corporation, or of such successor corporation resulting from such reorganization, merger or consolidation, to which a holder of Common Stock deliverable upon conversion would have been entitled on such reorganization, merger or consolidation. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 5 with respect to the rights of the holders of the Series A Preferred Stock after the reorganization, merger or consolidation to the end that the provisions of this Section 5 shall be applicable after that event and be as nearly equivalent to the provisions hereof as may be practicable. This Section 5(e) shall similarly apply to successive reorganizations, mergers and consolidations. Notwithstanding anything to the contrary contained in this Section 5, if any reorganization, merger or consolidation is approved by the vote of the Series A Stockholders required by any provision of Section 6(b) hereof, then such transaction and the rights of the holders of Series A Preferred Stock pursuant to such reorganization, merger or consolidation will be governed by the documents entered into in connection with such transaction and not by the provisions of this Section 5(e).

(g)   Fractional Shares. No fractional shares of Common Stock shall be issued upon any conversion of Series A Preferred Stock. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series A Preferred Stock by a holder thereof shall be aggregated for purposes of deferring whether conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of any fractional share, then in lieu of any fractional share to which the holder would otherwise be entitled, the Corporation shall pay the holder cash equal to the product of such fraction multiplied by the Common Stock’s fair market value as determined in good faith by the Board as of the date of conversion.

(h)   Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series A Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

(i)   Payment of Taxes. The Corporation will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of shares of Common Stock upon conversion of shares of the Series A Preferred Stock, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of the Series A Preferred Stock so converted were registered.

(j)            No Impairment. The Corporation shall not avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but shall at all times in good faith assist in carrying out all such action as may be reasonably necessary or appropriate in order to protect the conversion rights of the holders of the Preferred Stock against impairment.

Section 6.      Voting Rights. Each holder of shares of Series A Preferred Stock shall be entitled to the number of votes equal to the number of whole shares of Common Stock into which such shares of Preferred Stock could be converted pursuant to the provisions of Section 5 above at the record date for the determination of the stockholders entitled to vote on such matters or, if no such record date is established, the date such vote is taken or any written consent of stockholders is solicited.

(a)           Scope. Subject to the other provisions of this Certificate of Designation, each holder of Series A Preferred Stock shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled to notice of any stockholders’ meeting in accordance with the bylaws of the Corporation (as in effect at the time in question) and applicable law, and shall be entitled to vote, together with the holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote, except as may be otherwise provided by applicable law. Except as otherwise expressly provided herein or as required by law, the holders of Series A Preferred Stock and the holders of Common Stock shall vote together and not as separate classes.

(b)           Class Protective Provisions. So long as shares of Series A Preferred Stock remain outstanding, the Corporation shall not, without the approval of the holders of a majority of the Series A Preferred Stock then outstanding, voting as a single class on an as-converted basis:

(a)     amend or change the rights, preferences or privileges of the Series A Preferred Stock;

(b)     increase or decrease (other than by conversion pursuant to Section 5 hereof) the total number of authorized shares of Series A Preferred Stock;

(c)     amend its Articles of Incorporation or by-laws other than in connection with (i) the authorization or issuance of any equity security (including any security convertible into or exercisable for any equity security) that is permitted pursuant to Section 6(b)(g) or (ii) any consolidation or merger involving the Corporation or any of its subsidiaries, or any reclassification or other change of any stock, or any recapitalization of the Corporation or any of its subsidiaries that is permitted pursuant to Section 6(b)(h) hereof;

(d)     redeem, purchase, or otherwise acquire for value (or pay into or set aside for a sinking fund for such purposes) any share or shares of Series A Preferred Stock;

(e)     redeem, purchase or otherwise acquire (or pay into or set aside for a sinking fund for such purpose), any shares of the Common Stock;

(f)      permit any subsidiary to redeem, purchase or otherwise acquire (or pay into or set aside for a sinking fund for such purpose), any shares of such subsidiaries’ capital stock;

(g)     authorize or issue, or obligate itself to issue, any other equity security (including any security convertible into or exercisable for any equity security) senior to or on a parity with the Series A Preferred Stock as to dividend rights, liquidation preferences or redemption rights;

(h)     effect any sale, lease, assignment, transfer, or other conveyance of all or substantially all of the assets of the Corporation or any of its subsidiaries, or any consolidation or merger involving the Corporation or any of its subsidiaries, or any reclassification or other change of any stock, or any recapitalization of the Corporation or any of its subsidiaries if such transaction would result in dilution of the Series A Preferred Stock (or Common Stock issuable upon conversion thereof);

(i)      permit any subsidiary to issue or sell, or obligate itself to issue or sell, except to the Corporation, any stock of such subsidiary;

(j)      permit any subsidiary to amend its Articles of Incorporation, Certificate of Incorporation, by-laws or other governing documents other than in connection with any consolidation or merger involving the Corporation or any of its subsidiaries, or any reclassification or other change of any stock, or any recapitalization of the Corporation or any of its subsidiaries that is permitted pursuant to Section 6(b)(h) hereof;

(k)     increase or decrease Corner than by redemption or conversion) the total number of authorized shares of Preferred Stock, but excluding any increase or decrease that would result in a class of Preferred Stock junior or subordinate to the Series A Preferred Stock;

(l)      enter into any transaction or agreement with any Affiliate (including members of the Corporation’s or any subsidiary’s management or other stockholders), unless such transaction is approved by the independent members of the Board;

(m)    effect any public offering of the Corporation’s or any subsidiaries’ capital stock unless (i) such public offering results in the Corporation having a Market Capitalization of less than $100,000,000.00 and the Corporation receives net proceeds from such offering (within forty-five days thereof) of at least $10,000,000.00 or (ii) the dilutive effect of such public offering constitutes less than five percent (5%) of the aggregate capital stock of the Corporation or such subsidiary;

(n)     modify the compensation of any members of the Corporation’s or any subsidiary’s executives or board members, including, without limitation, issuing any options, warrants, stock appreciation rights, restricted stock or other equity securities of the Corporation or any subsidiary to such executives or board members, or any of their respective Affiliates, except for any deferral of any such compensation at no cost to the Corporation or any of its subsidiaries, without the approval of the independent members of the Board; or

(o)     sell, transfer, mortgage, hypothecate, assign or otherwise encumber or dispose of any interest (whether equity, asset or otherwise) of any subsidiary of the Corporation (including, without limitation, Digital Domain), without the approval of the independent members of the Board.

Section 7.      Registration of Transfer. The Corporation will keep at its principal office a register for the registration of Series A Preferred Stock. Upon the surrender of any certificate representing Series A Preferred Stock at such place, the Corporation will, at the written request of the record holder of such certificate, execute and deliver (at the Corporation’s expense) a new certificate or certificates in exchange therefor representing in the aggregate the number of shares represented by the surrendered certificate. Each such new certificate will be registered in such name and will represent such number of Shares as is requested by the holder of the surrendered certificate.

Section 8.      Replacement. Upon receipt of evidence reasonably satisfactory to the Corporation of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing shares of Series A Preferred Stock and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation (provided that if the holder is a financial institution, an equity and/or debt fund, an entity whose securities are traded or listed on any national securities exchange or recognized automated quotation system, or any subsidiary of the foregoing, then the holder’s own agreement will be satisfactory), or, in the case of any such mutilation upon surrender of such certificate, the Corporation will (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate.

Section 9.      Definitions. For purposes hereof, the following terms have the meanings set forth below:

“Affiliate” of a specified person shall mean a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.

“Amended and Restated PBC Convertible Note” means the amended and restated senior convertible promissory note issued to PBC Digital Holdings, LLC on the date hereof in the principal amount of $9,715,000, together with all renewals, modifications, extensions, substitutions and replacements thereof.

“Board” means the board of directors of the Corporation.

“Common Stock” means and include the Corporation’s authorized common stock as constituted on the effective date of this Certificate of Designation, and shall also include any class of the capital stock of the Corporation hereafter authorized which shall neither (a) be limited to a fixed sum or a percentage of par value in respect of the rights of the holders thereof to receive dividends and to participate in the distribution of assets upon the voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, nor (b) be subject at any time to mandatory redemption by the Corporation.

“Common Stock Deemed Outstanding” means, at any given time, the sum of (a) the number of shares of Common Stock actually outstanding at such time, plus (b) the number of shares of Common Stock issuable upon exercise of outstanding options, regardless of whether such options are actually exercisable at such time, plus (c) the number of shares of Common Stock issuable upon exercise of any other options (other than Options described in clause (b) above) or warrants actually outstanding at such time, plus (d) the number of shares of Common Stock issuable upon conversion or exchange of convertible securities actually outstanding at such time (treating as actually outstanding any convertible securities issuable upon exercise of options or warrants actually outstanding at such time), in each case, regardless of whether the options, warrants or convertible securities are actually exercisable at such time.

“Convertible Notes” mean, collectively, the Amended and Restated PBC Convertible Note and the MGPEF Convertible Note.

“Corporation” means Digital Domain Holdings Corporation, a Florida corporation, together with any corporation which shall succeed to or assume the obligations hereunder of Digital Domain Holdings Corporation.

“Distributions” shall have the meaning ascribed to such term in Section 2.

“EBITDA” means net income prior to the provision for (i) interest expense (including, without limitation, amortization of debt issuance costs) for the period in question, (ii) taxes (whether federal, state, local or foreign) based on income or profits for the period in question, and (iii) depreciation and amortization (including amortization of goodwill and other intangibles) (iv) stock-based compensation and any other non-cash expenses for the period in question, in each case determined on a consolidated basis in accordance with GAAP and consistent with past practice.

“Fair Market Value” means the Market Price or, if at any time the Common Stock is not listed on any domestic securities exchange or quoted on Nasdaq, the OTC Bulletin Board or similar quotation system or association, the “Fair Market Value” of the Common Stock shall be the fair market value of the stock of the Corporation as determined by a nationally recognized independent valuation firm approved by the Holder.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Liquidation Preference” shall have the meaning ascribed to such term in Section 4(a).

“Market Capitalization” means, following the Corporation’s underwritten public offering and sale of Common Stock of the Corporation pursuant to an effective registration statement under the Securities Act, the market price of the Corporation’s issued and outstanding Common Stock, calculated by multiplying the number of outstanding shares of Common Stock by the current Market Price of a share of Common Stock,

“Market Price” means, as of any particular date: (a) the volume weighted average of the closing sales prices of the Common Stock for such day on all domestic securities exchanges on which the Common Stock may at the time be listed; (b) if there have been no sales of the Common Stock on any such exchange on any such day, the average of the highest bid and lowest asked prices for the Common Stock on all such exchanges at the end of such day; (c) if on any such day the Common Stock is not listed on a domestic securities exchange, the closing sales price of the Common Stock as quoted on Nasdaq, the OTC Bulletin Board or similar quotation system or association for such day; or (d) if there have been no sales of the Common Stock on Nasdaq, the OTC Bulletin Board or similar quotation system or association on such day, the average of the highest bid and lowest asked prices for the Common Stock quoted on Nasdaq, the OTC Bulletin Board or similar quotation system or association at the end of such day; in each case of clauses (a) - (d), averaged over twenty (20) consecutive Business Days ending on the Business Day immediately prior to the day as of which “Market Price” is being determined, subject to a maximum discount of twenty percent (20%); provided, that if the Common Stock is listed on any domestic securities exchange, the term “Business Day” as used in this sentence means Business Days on which such exchange is open for trading.

“MGPEF Convertible Note” means the senior convertible promissory note issued to PBC MGPEF DDH, LLC on the date hereof in the principal amount of 56,000,000, together with all renewals, modifications, extensions, substitutions and replacements thereof. “Nasdaq” means The Nasdaq Stock Market, Inc.

“OTC Bulletin Board” means the National Association of Securities Dealers, Inc. OTC Bulletin Board.

“Parity Securities” shall have the meaning ascribed to such term in Section 4(a).

“Permitted Dilution Events” means (i) a public offering of the stock of the Corporation; provided that the holders of the Series A Preferred Stock are treated the same as the other shareholders of the Corporation then existing immediately prior to such offering; provided further that the holders of the Series A Preferred Stock have the right to participate in such offering on an equal pro-rata basis to the same extent as the other shareholders of the Corporation then existing immediately prior to such offering; (ii) a private offering of the stock of the Corporation; provided that the holders of the Series A Preferred Stock are treated the same as the other shareholders of the Corporation then existing immediately prior to such offering; provided further that the holders of the Series A Preferred Stock have the right to participate in such offering on an equal pro-rata basis to the same extent as the other shareholders of the Corporation then existing immediately prior to such offering, (iii) the issuance by the Corporation of additional shares of stock in connection with an acquisition approved by the holders of the Series A Preferred Stock in accordance with Section 6(b) and (iv) issuances of options under stock option or other equity incentive plans approved by the Board exercisable for up to 1,000,000 shares of Common Stock (including the exercise of such options), so long as the exercise price set forth in such options is no less than $3.07 per share (equitably adjusted for subsequent stock splits, stock combinations, stock dividends and recapitalizations); provided that, notwithstanding the foregoing, any offering or issuance of shares of stock of the Corporation for less than Fair Market Value or (other than clause (iv) above) for which the holders of the Series A Preferred Stock were not given the opportunity to participate shall not constitute a Permitted Dilution Event.

“Qualified Public Offering” means the sale, in a firm commitment underwritten public offering led by a nationally recognized underwriting firm pursuant to an effective registration statement under the Securities Act, of Common Stock resulting in the Corporation having a Market Capitalization of at least Two Hundred Million Dollars ($200,000,000.00).

“Securities Act” means the Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations of the Commission promulgated thereunder, all as the same may from time to time be in effect.

“Series A Preferred Stock” shall have the meaning ascribed to such term in Section 1.

“TTM EBITDA” means the EBITDA of the Corporation (excluding minority interests of subsidiary entities) for the prior twelve (12) month period.

Section 10.   Amendment and Waiver. No amendment, modification or waiver will be binding or effective with respect to any provision hereof without the prior written consent or affirmative vote of the holders of not less than a majority of the Series A Preferred Stock outstanding at the time such action is taken.

Section 11.   Notices. Except as otherwise expressly provided hereunder, all notices referred to herein will be in writing and will be delivered by registered or certified mail, return receipt requested and postage prepaid, or by reputable overnight courier service, charges prepaid, and will be deemed to have been given when so mailed or sent (a) to the Corporation, at its principal executive offices, and (b) to any stockholder, at such holder’s address as it appears in the stock records of the Corporation (unless otherwise indicated by notice given to the Corporation by any such holder).

ARTICLE V
PREEMPTIVE RIGHTS

The holders of Series A Preferred Stock shall have preemptive rights as provided in Article IVhereof.

ARTICLE VI
BY-LAWS

The power to adopt, alter, amend or repeal by-laws shall be vested in the Board of Directors, and the shareholders of the Corporation, but the Board of Directors may not alter, amend or repeal any By-Laws adopted by the shareholders of the Corporation if the shareholders provide that the By-Laws shall not be altered, amended or repealed by the Board of Directors.

ARTICLE VII
REGISTERED OFFICE AND AGENT

The street address of the Corporation’s registered office is 10521 SW Village Center Drive, Suite 201, Port St. Lucie, Florida 34987. The name of the Corporation’s registered agent at that office is Jonathan F. Teaford.

ARTICLE VIII
LIMITATION OF LIABILITY

To the fullest extent permitted under the FBCA and other applicable law, no director of the Corporation shall be personally liable to the Corporation or any of its shareholders or any other person for monetary damages for or relating to any statement, vote, decision or failure to act, regarding corporate management or policy or any other matter relating to the Corporation, by a director, unless the breach or failure to perform his or her duties as a director satisfies the standards set forth in Section 607.0831(1) of the FBCA (or a successor provision of such law) as the same exists or may hereafter be amended. To the fullest extent permitted under the FBCA and other applicable law, a director of the Corporation shall not be or held liable for any action taken as a director, or any failure to take action, if he or she performed the duties of his or her office in compliance with Section 607.0830 of the FBCA (or a successor provision of such law) as the same exists or may hereafter be amended. If the FBCA is amended hereafter to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent authorized by the FBCA, as so amended. Any repeal or modification of this Article V shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

ARTICLE IX
INDEMNIFICATION

The Corporation shall indemnify any present or former officer or director and shall advance expenses on behalf of any such officer or director, in each case, to the fullest extent now or hereafter permitted by law.

IN WITNESS WHEREOF, these Amended and Restated Articles of Incorporation have been executed by the Secretary and General Counsel of the Corporation on November 24,2010, and affirm that the statements made herein are true under the penalties of perjury.

DIGITAL DOMAIN HOLDINGS CORPORATION

By:	/s/ Ed Lunsford
Ed Lunsford, Secretary and General Counsel

FILED

11 JAN 24 PM 1:32

SECRETARY OF STATE
TALLAHASSEE, FLORIDA

Articles of Amendment
to
Articles of Incorporation
of

Digital Domain Holdings Corporation
(Name of Corporation as currently filed with the Florida Dept. of State)

P09000001857
(Document Number of Corporation (if known)

Pursuant to the provisions of section 607.1006, Florida Statutes, this Florida Profit Corporation adopts the following amendment(s) to its Articles of Incorporation:

A.	If amending name, enter the new name of the corporation:

Digital Domain Media Group, Inc. The new name must be distinguishable and contain the word “corporation,” “company, “ or “incorporated” or the abbreviation “Corp.,” “Inc.,” or Co.,” or the designation “Corp,” “Inc.” or “Co”. A professional corporation name must contain the word “chartered,” “professional association,” or the abbreviation “P.A.”

B. Enter new principal office address, if applicable:	8881 South US Highway One
(Principal office address MUST BE A STREET ADDRESS)
Port St Lucie, FL 34952

C. Enter new mailing address, if applicable:
(Mailing address MAY BE A POST OFFICE BOX)	8881 South US Highway One

Port St. Lucie, FL 34952

D.	If amending the registered agent and/or registered office address in Florida, enter the name of the new registered agent and/or the new registered office address:

Name of New Registered Agent:	Edwin C. Lunsford, Esquire

8881 South US Highway One
New Registered Office Address:	(Florida street address)

	Port St. Lucie	, Florida 34952
	(City)	(Zip Code)

New Registered Agent's Signature, if changing Registered Agent:
I hereby accept the appointment as registered agent.  I am familiar with and accept the obligations of the position.

/s/ Edwin C. Lunsford
Signature of New Registered Agent, if changing

If amending the Officers and/or Directors, enter the title and name of each officer/director being removed and title, name, and address of each Officer and/or Director being added:
(Attach additional sheets, if necessary)

Title	Name	Address	Type of Action

Sec.	Edwin C. Lunsford	8881 South US Highway One	☑ Add
		Port St. Lucie, FL 34952	☐ Remove

☐ Add
☐ Remove

☐ Add
☐ Remove

E.	If amending or adding additional Articles, enter change(s) here:
(attach additional sheets, if necessary).    (Be specific)

F.	If an amendment provides for an exchange, reclassification, or cancellation of issued shares, provisions for implementing the amendment if not contained in the amendment itself:
(if not applicable, indicate N/A)

The date of each amendment(s) adoption:	January 5, 2011
(date of adoption is required)
Effective date if applicable:
(no more than 90 days after amendment file date)

Adoption of Amendment(s)	(CHECK ONE)

☑	The amendment(s) was/were adopted by the shareholders. The number of votes cast for the amendment(s) by the shareholders was/were sufficient for approval.

☐	The amendment(s) was/were approved by the shareholders through voting groups. The following statement must be separately provided for each voting group entitled to vote separately on the amendment(s):

“The number of votes cast for the amendment(s) was/were sufficient for approval

by		.”
(voting group)

☐	The amendment(s) was/were adopted by the board of directors without shareholder action and shareholder action was not required.

☐	The amendment(s) was/were adopted by the incorporators without shareholder action and shareholder action was not required.

Dated	January 5, 2011

Signature	/s/ Edwin C. Lunsford

(By a director, president or other officer – if directors or officers have not been selected, by an incorporator – if in the hands of a receiver, trustee, or other court appointed fiduciary by that fiduciary)

Edwin C. Lunsford
(Typed or printed name of person signing)

Secretary
(Title of person signing)